Exhibit 99.1

             Kewaunee Scientific Announces Second Quarter Results

    STATESVILLE, N.C., Nov. 22 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its second quarter ended October 31, 2004. Sales for the quarter were $18,365,000, a decline of 25% from the same period last year. Net earnings for the quarter were $108,000, or $0.04 per diluted share, as compared to net earnings of $418,000, or $0.17 per diluted share, in the same quarter last year.
    Several issues adversely affected the laboratory furniture marketplace during the quarter. Uncertainties surrounding the presidential election and its potential impact on the price of prescription drugs continued to affect the willingness of pharmaceutical companies to invest in new research projects. Additionally, the marketplace was affected by significant increases in the cost of construction materials, particularly for steel. The resulting higher-than-planned construction costs delayed the award date of many projects, as some customers were forced to reduce the scope of their project to remain within budget. Reduced state budgets also adversely affected funding available for education construction projects. The order backlog was $38.6 million at October 31, 2004. This compares to order backlogs of $39.6 million at July 31, 2004 and $46.3 million at October 31, 2003.
    In addition to the lower sales volumes, earnings for the current quarter were adversely affected by higher costs for raw materials, particularly steel, as well as higher energy costs. A number of actions were taken during the quarter to reduce costs, including a significant workforce reduction in both the hourly and administrative areas of the Company and tighter controls over spending. Additionally, a number of plans were implemented to further reduce manufacturing and raw material costs.
    "With the presidential elections behind us and the economic recovery projected to continue, we are optimistic that our customers will begin moving forward on new and previously planned construction projects," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "However, an increase in order activity is not likely to improve sales until our fourth quarter.
    "We continue to operate in a very difficult business environment," Mr. Shumaker continued. "However, we are encouraged about sales opportunities with new strategic partners to serve the rapidly growing healthcare market. The Company is on schedule to meet its objective of beginning to provide products to this market segment by the end of our fiscal year. We are also pleased that our subsidiaries in Asia serving the international laboratory research market are performing well. As has been previously reported, we believe the Company is well-positioned for future growth in this rapidly- expanding Asian market."
    Sales for the six months ended October 31, 2004 were $38,653,000, a decline of 20% from the comparable period last year. Net earnings for the six months were $301,000, or $0.12 per diluted share, as compared to net earnings of $879,000, or $0.35 per diluted share, in the comparable period last year.
    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com .

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Contact:  D. Michael Parker
          704/871-3290


               Condensed Consolidated Statements of Operations
                                   (unaudited)
                      (in thousands, except per share data)

                              3 Months Ended            6 Months Ended
                                October 31                October 31
                             2004         2003         2004         2003

    Net sales              $18,365      $24,384      $38,653      $48,597
    Cost of products sold   14,812       20,280       31,724       40,890
    Gross profit             3,553        4,104        6,929        7,707

    Operating expenses       3,260        3,321        6,306        6,322

    Operating earnings         293          783          623        1,385

    Other (expense) income    (130)        (130)        (167)         (12)

    Earnings before income
     taxes                     163          653          456        1,373

    Income tax expense          55          235          155          494

    Net earnings              $108         $418         $301         $879

    Net earnings per share
        Basic                $0.04        $0.17        $0.12        $0.35
        Diluted              $0.04        $0.17        $0.12        $0.35
    Weighted average number
     of common shares
     outstanding (in
     thousands)
        Basic                2,492        2,486        2,491        2,485
        Diluted              2,494        2,491        2,497        2,490


                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                    October 31      April 30
    Assets                                             2004           2004
                                                   (unaudited)
    Cash and cash equivalents                           $817         $1,167
    Receivables, less allowances                      23,539         24,987
    Inventories                                        4,004          4,285
    Prepaid expenses and other current assets          1,112          1,097
      Total current assets                            29,472         31,536
    Net property, plant and equipment                 10,742         11,362
    Other assets                                       6,411          7,563
    Total Assets                                     $46,625        $50,461

    Liabilities and Stockholders' Equity
    Short-term borrowings                             $6,079         $6,996
    Current portion of long-term debt                  1,118          1,118
    Accounts payable                                   5,087          6,924
    Other current liabilities                          3,326          3,881
      Total current liabilities                       15,610         18,919
    Long-term debt                                       372            931
    Other non-current liabilities                      3,856          3,820
    Total stockholders' equity                        26,787         26,791
    Total Liabilities and Stockholders' Equity       $46,625        $50,461

SOURCE  Kewaunee Scientific Corporation
    -0-                             11/22/2004
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)

CO:  Kewaunee Scientific Corporation
ST:  North Carolina
IN:  CPR CST OFP
SU:  ERN